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                                                                      EXHIBIT 15

                             ACKNOWLEDGMENT LETTER

Insilco Holding Co.
Columbus, Ohio

Ladies and Gentleman:

Registration Statement No. 333-61809


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 3, 1999 and July 30, 1999 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


Very truly yours,


/s/ KPMG LLP


Columbus, Ohio
August 4, 1999